                                                                  EXECUTION COPY










                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            HEWLETT-PACKARD COMPANY,

                           HELOISE MERGER CORPORATION

                                       AND

                           COMPAQ COMPUTER CORPORATION


                          Dated as of September 4, 2001


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                                TABLE OF CONTENTS


                                                                                              Page
                                                                                              ----
Article I THE MERGER............................................................................2

         1.1      The Merger....................................................................2
         1.2      Effective Time; Closing.......................................................2
         1.3      Effect of the Merger..........................................................3
         1.4      Certificate of Incorporation and Bylaws.......................................3
         1.5      Directors and Officers........................................................3
         1.6      Effect on Capital Stock.......................................................3
         1.7      Surrender of Certificates.....................................................5
         1.8      No Further Ownership Rights in Compaq Common Stock............................8
         1.9      Lost, Stolen or Destroyed Certificates........................................9
         1.10     Tax Consequences..............................................................9
         1.11     Further Action................................................................9

Article II REPRESENTATIONS AND WARRANTIES OF COMPAQ............................................10

         2.1      Organization; Standing and Power; Charter Documents; Subsidiaries............10
         2.2      Capital Structure............................................................11
         2.3      Authority; Non-Contravention; Necessary Consents.............................14
         2.4      SEC Filings; Financial Statements............................................16
         2.5      Absence of Certain Changes or Events.........................................17
         2.6      Taxes........................................................................17
         2.7      Intellectual Property........................................................18
         2.8      Compliance; Permits..........................................................19
         2.9      Litigation...................................................................20
         2.10     Brokers' and Finders' Fees...................................................20
         2.11     Transactions with Affiliates.................................................20
         2.12     Employee Benefit Plans.......................................................21
         2.13     Environmental Matters........................................................25
         2.14     Contracts....................................................................26
         2.15     Disclosure...................................................................27
         2.16     Board Approval...............................................................28
         2.17     Fairness Opinion.............................................................28
         2.18     Rights Plan..................................................................28
         2.19     Takeover Statutes............................................................28


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Article III REPRESENTATIONS AND WARRANTIES OF HP AND MERGER SUB................................29

         3.1      Organization; Standing and Power; Charter Documents; Subsidiaries............29
         3.2      Capital Structure............................................................30
         3.3      Authority; Non-Contravention; Necessary Consents.............................32
         3.4      SEC Filings; Financial Statements............................................34
         3.5      Absence of Certain Changes or Events.........................................35
         3.6      Taxes........................................................................35
         3.7      Intellectual Property........................................................35
         3.8      Compliance; Permits..........................................................36
         3.9      Litigation...................................................................36
         3.10     Brokers' and Finders' Fees...................................................37
         3.11     Employee Benefit Plans.......................................................37
         3.12     Environmental Matters........................................................39
         3.13     Contracts....................................................................40
         3.14     Disclosure...................................................................40
         3.15     Board Approval...............................................................41
         3.16     Fairness Opinion.............................................................41
         3.17     Rights Plan..................................................................41

Article IV CONDUCT PRIOR TO THE EFFECTIVE TIME.................................................41

         4.1      Conduct of Business..........................................................41

Article V ADDITIONAL AGREEMENTS................................................................50

         5.1      Prospectus/Proxy Statement; Registration Statement...........................50
         5.2      Meetings of Stockholders; Board Recommendation...............................51
         5.3      Acquisition Proposals........................................................52
         5.4      Confidentiality; Access to Information; No Modification of
                  Representations, Warranties or Covenants.....................................57
         5.5      Public Disclosure............................................................58
         5.6      Regulatory Filings; Reasonable Efforts.......................................58
         5.7      Notification of Certain Matters..............................................61
         5.8      Third-Party Consents.........................................................61
         5.9      Equity Awards and Employee Benefits..........................................62
         5.10     Form S-8.....................................................................64
         5.11     Indemnification..............................................................65
         5.12     Board of Directors and Executive Officers of HP..............................66


                                      -ii-
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         5.13     NYSE and PCX Listings........................................................66
         5.14     Compaq Affiliates; Restrictive Legend........................................67
         5.15     Treatment as Reorganization..................................................67
         5.16     Rights Plans.................................................................67
         5.17     Section 16 Matters...........................................................68
         5.18     Merger Sub Compliance........................................................68
         5.19     Conveyance Taxes.............................................................68

Article VI CONDITIONS TO THE MERGER............................................................69

         6.1      Conditions to the Obligations of Each Party to Effect the Merger.............69
         6.2      Additional Conditions to the Obligations of Compaq...........................70
         6.3      Additional Conditions to the Obligations of HP...............................71

Article VII TERMINATION, AMENDMENT AND WAIVER..................................................72

         7.1      Termination..................................................................72
         7.2      Notice of Termination; Effect of Termination.................................75
         7.3      Fees and Expenses............................................................75
         7.4      Amendment....................................................................77
         7.5      Extension; Waiver............................................................78

Article VIII GENERAL PROVISIONS................................................................78

         8.1      Non-Survival of Representations and Warranties...............................78
         8.2      Notices......................................................................78
         8.3      Interpretation; Knowledge....................................................80
         8.4      Counterparts.................................................................82
         8.5      Entire Agreement; Third-Party Beneficiaries..................................82
         8.6      Severability.................................................................83
         8.7      Other Remedies; Specific Performance.........................................83
         8.8      Governing Law................................................................83
         8.9      Rules of Construction........................................................83
         8.10     Assignment...................................................................84
         8.11     Waiver of Jury Trial.........................................................84



                                     -iii-
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                      AGREEMENT AND PLAN OF REORGANIZATION


      This AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of September 4, 2001, by and among Hewlett-Packard Company, a Delaware corporation ("HP"), Heloise Merger Corporation, a Delaware corporation and direct wholly-owned subsidiary of HP ("MERGER SUB"), and Compaq Computer Corporation, a Delaware corporation ("COMPAQ").

                                    RECITALS

      A. The respective Boards of Directors of HP, Merger Sub and Compaq have deemed it advisable and in the best interests of their respective corporations and stockholders that HP and Compaq consummate the business combination and other transactions provided for herein in order to advance their respective long-term strategic business interests.

      B. The respective Boards of Directors of HP, Merger Sub and Compaq have approved, in accordance with applicable provisions of the laws of the state of Delaware ("DELAWARE LAW"), this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1).

      C. The Board of Directors of HP has resolved to recommend to its stockholders approval of the issuance of shares of HP Common Stock (as defined in Section 1.6(a)) in connection with the Merger (the "STOCK ISSUANCE").

      D. The Board of Directors of Compaq has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger.

      E. HP, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

      F. HP, Merger Sub and Compaq desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      G. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a) of the Code.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER


      1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Compaq (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Compaq shall continue as the surviving corporation. Compaq, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

      1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by Compaq and HP and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

      1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

      1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, the Certificate of Incorporation of Compaq shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; PROVIDED, HOWEVER, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: "The name of the corporation is Compaq Computer Corporation." At the Effective Time, the Bylaws of Compaq shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Bylaws.

      1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      1.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of HP, Merger Sub, Compaq or the holders of any shares of capital stock of Compaq, the following shall occur:

                (a) COMPAQ COMMON STOCK. Each share of the Common Stock, par value $0.01 per share, of Compaq (together with the associated Compaq Right (as defined in Section 2.2(a)) under the Compaq Rights Agreement (as defined in
Section 2.2(a)) ("COMPAQ COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Compaq Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive
0.6325 of a validly issued, fully paid and nonassessable share (the "EXCHANGE RATIO") of the Common Stock, par value $0.01 per share,

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of HP (together with any associated HP Right (as defined in Section 3.2(a))
under the HP Rights Agreement (as defined in Section 3.2(a)) ("HP COMMON STOCK") upon surrender of the certificate representing such share of Compaq Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

                (b) REPURCHASE RIGHTS. If any shares of Compaq Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Compaq, then the shares of HP Common Stock issued in exchange for such shares of Compaq Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of HP Common Stock may accordingly be marked with appropriate legends. Compaq shall take all action that may be necessary to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

                (c) CANCELLATION OF TREASURY AND HP OWNED STOCK. Each share of Compaq Common Stock held by Compaq or HP or any direct or indirect wholly-owned Subsidiary of Compaq or of HP immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

                (d) CAPITAL STOCK OF MERGER SUB. Each share of common stock, par value $0.01, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding prior immediately to the Effective Time shall be converted into one validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation.

                (e) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all Compaq Options (as defined in Section 2.2(b)) outstanding under each Compaq Stock Option Plan (as defined in Section 2.12(a) hereof) shall be assumed by HP in accordance with Section 5.9. Rights outstanding under Compaq's Employee Stock Purchase Plan and any other employee stock purchase plan of Compaq (collectively, the "COMPAQ PURCHASE PLANS") shall be treated as set forth in Section 5.9(c).

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                (f) FRACTIONAL SHARES. No fraction of a share of HP Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Compaq Common Stock who would otherwise be entitled to a fraction of a share of HP Common Stock (after aggregating all fractional shares of HP Common Stock that otherwise would be received by such holder) shall, upon surrender of such holder's Certificate(s) (as defined in Section 1.7(c)), receive from HP an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the average closing price of one share of HP Common Stock for the ten (10) most recent trading days that HP Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape.

                (g) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into HP Common Stock or Compaq Common Stock), reorganization, recapitalization, reclassification or other like change with respect to HP Common Stock or Compaq Common Stock having a record date on or after the date hereof and prior to the Effective Time.

      1.7 SURRENDER OF CERTIFICATES.

                (a) EXCHANGE AGENT. HP shall select Computershare Investor Services LLC or another institution reasonably satisfactory to Compaq to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

                (b) HP TO PROVIDE COMMON STOCK. Promptly after the Effective Time, HP shall enter into an agreement with the Exchange Agent, reasonably satisfactory to Compaq, which shall provide that HP shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of HP Common Stock issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Compaq Common Stock. In addition, HP shall make available as necessary from time to time after the Effective Time as needed, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Compaq Common Stock may be entitled pursuant to Section 1.7(d). Any cash

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and HP Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND."

                (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, HP shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Compaq Common Stock whose shares were converted into the right to receive shares of HP Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to
Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole shares of HP Common Stock, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HP, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole shares of HP Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of HP Common Stock into which such shares of Compaq Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).

                (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date hereof with respect to HP Common Stock with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the shares of HP Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole shares of HP Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of HP Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of HP Common Stock.

                (e) TRANSFERS OF OWNERSHIP. If shares of HP Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such exchange will have paid to HP or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the issuance of shares of HP Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of HP or any agent designated by it that such Tax has been paid or is not payable.

                (f) REQUIRED WITHHOLDING. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Compaq Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)). To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all

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purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

                (g) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of HP Common Stock or Compaq Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by HP on a daily basis; PROVIDED that no such investment or loss thereon shall affect the amounts payable to Compaq stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Compaq stockholders pursuant to this Article I shall promptly be paid to HP.

                (i) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Surviving Corporation look only to the Surviving Corporation for the shares of HP Common Stock pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Compaq Common Stock formerly represented thereby. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Compaq Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 2.3(c)) shall, to the extent permitted by law, become the property of HP free and clear of any claims or interest of any Person previously entitled thereto.

      1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPAQ COMMON STOCK. All shares of HP Common Stock issued upon the surrender for exchange of shares of Compaq Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Compaq Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Compaq Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of HP Common Stock, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that HP may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HP, Compaq or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.10 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

      1.11 FURTHER ACTION. At and after the Effective Time, the officers and directors of HP and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Compaq and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Compaq and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF COMPAQ

      Compaq represents and warrants to HP and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by Compaq to HP dated as of the date hereof and certified by a duly authorized officer of Compaq (the "COMPAQ DISCLOSURE LETTER"), as follows:

      2.1 ORGANIZATION; STANDING AND POWER; CHARTER DOCUMENTS; SUBSIDIARIES.

                (a) ORGANIZATION; STANDING AND POWER. Compaq and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on Compaq, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Compaq. For purposes of this Agreement, "SUBSIDIARY," when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                (b) CHARTER DOCUMENTS. Compaq has delivered or made available to
HP: (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Compaq, each as amended to date (collectively, the "COMPAQ CHARTER DOCUMENTS") and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, "SUBSIDIARY CHARTER DOCUMENTS"), of each of its Significant

Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")), and each such instrument is in full force and effect. Compaq is not in violation of any of the provisions of the Compaq Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on Compaq.

                (c) SUBSIDIARIES. Exhibit 21 to Compaq's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 includes all the Subsidiaries of Compaq which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by Compaq, free and clear of all pledges, claims, liens, charges, encumbrances, options and security interests of any kind or nature whatsoever (collectively, "LIENS"), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

      2.2 CAPITAL STRUCTURE.

                (a) CAPITAL STOCK. The authorized capital stock of Compaq consists of: (i) 3,000,000,000 shares of Compaq Common Stock, par value $0.01 per share and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share (the "COMPAQ PREFERRED STOCK"), 3,000,000 of which shares have been designated as Series A Junior Participating Preferred Stock, all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the "COMPAQ RIGHTS") issuable pursuant to the rights agreement approved by the Board of Directors of Compaq in connection with its approval of this Agreement substantially in the form previously provided to HP (the "COMPAQ RIGHTS AGREEMENT"). At the close of business on June 30, 2001: (i) 1,753,000,000 shares of Compaq Common Stock were issued and outstanding, (ii) 59,000,000 shares of Compaq Common Stock were issued and held by Compaq in its treasury, and (iii) no shares of Compaq Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of Compaq are, and all shares of capital stock of Compaq which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Upon consummation of the Merger, (A) the shares of HP Common Stock issued in exchange for any shares of Compaq Common Stock that are subject to a Contract (as defined below) pursuant to which Compaq has the right to repurchase, redeem or otherwise reacquire any shares of Compaq Common Stock will, without any further act of HP, Merger Sub, Compaq or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract and (B) HP will automatically succeed to and become entitled to exercise Compaq's rights and remedies under any such Contract. For purposes of this Agreement, "CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

                (b) STOCK OPTIONS. As of the close of business on August 14, 2001: (i) 279,538,000 shares of Compaq Common Stock are subject to issuance pursuant to outstanding options to purchase Compaq Common Stock under the Compaq Stock Option Plans that are Compaq Broad Plans (equity or other equity-based awards, whether payable in cash, shares or otherwise granted under or pursuant to the Compaq Stock Option Plans (whether Compaq Broad Plans (as defined in
Section 2.12(a)) or otherwise) are referred to in this Agreement as "COMPAQ OPTIONS"), (ii) as of the date hereof, 17,400,000 shares of Compaq Common Stock are reserved for future issuance under the Compaq Purchase Plans, and (iii) 600,000 shares of Compaq Common Stock are subject to issuance pursuant to outstanding options to purchase Compaq Common Stock (A) which are issued other than pursuant Compaq Broad Plans and (B) other than shares reserved for issuance under the Compaq Purchase Plans. Section 2.2(b) of the Compaq Disclosure Letter sets forth a list of each outstanding Compaq Stock Option (excluding Compaq Rights) issued other than pursuant to (1) Compaq Broad Plans and (2) the Compaq Purchase Plans, and (a) the name and location of the holder of the such Compaq Option, (b) the number of shares of Compaq Common Stock subject to such Compaq Option, (c) the exercise price of such Compaq Option, (4) the date on which such Compaq Option was granted, (d) the applicable vesting schedule, and the extent to which such Compaq Option is vested and exercisable as of June 30, 2001, and
(e) the date on which such Compaq Option expires. All shares of Compaq Common Stock subject to issuance under the Compaq Stock Option Plans and the Compaq Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which Compaq is bound obligating Compaq to accelerate the vesting of any Compaq Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Except as set forth on Section 2.2(b) of the Compaq Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Compaq.

                (c) VOTING DEBT. No bonds, debentures, notes or other indebtedness having the right to vote on any maters on which stockholders may vote ("VOTING DEBT") of Compaq is issued or outstanding as of the date hereof.

                (d) OTHER SECURITIES. Except as otherwise set forth in this
Section 2.2, as of June 30, 2001, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Compaq or any of its Subsidiaries is a party or by which any of them is bound obligating Compaq or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of Compaq or any of its Subsidiaries, or obligating Compaq or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of Compaq Common Stock, all outstanding Compaq Options, and all outstanding shares of capital stock of each Subsidiary of Compaq have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable material Contracts. For purposes of this Agreement, "LEGAL REQUIREMENTS" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

                (e) NO CHANGES. Since June 30, 2001 and through the date hereof, other than (i) pursuant to the exercise of Compaq Options outstanding as of June 30, 2001 issued pursuant to the Compaq Stock Option Plans, (ii) under the Compaq Purchase Plan, (iii) pursuant to repurchases from Employees (as defined in Section 2.12(a)) following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or (iv) pursuant to end of month stock option grants in July 2001 and August 2001 in the ordinary course of business consistent with past practice under Stock Options Plans of Compaq that are Compaq Broad Plans, there has been no change in (A) the outstanding capital stock of Compaq, (B) the number of Compaq Options outstanding, or (C) the number of other options, warrants or other rights to purchase Compaq capital stock.

      2.3 AUTHORITY; NON-CONTRAVENTION; NECESSARY CONSENTS.

                (a) AUTHORITY. Compaq has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Compaq and no other corporate proceedings on the part of Compaq are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by Compaq's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Compaq Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Compaq capital stock necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Compaq and, assuming due execution and delivery by HP and Merger Sub, constitutes the valid and binding obligation of Compaq, enforceable against Compaq in accordance with its terms.

                (b) NON-CONTRAVENTION. The execution and delivery of this Agreement by Compaq does not, and performance of this Agreement by Compaq will not: (i) conflict with or violate the Compaq Charter Documents or any Subsidiary Charter Documents of any Subsidiary of Compaq, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by Compaq's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to Compaq or any of its Subsidiaries or by which Compaq or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Compaq's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of Compaq or any of its Subsidiaries pursuant to, any Compaq Material Contract (as defined in Section 2.14). Section 2.3(b) of the Compaq Disclosure Letter lists all consents, waivers and approvals under any of Compaq's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on Compaq or the Surviving Corporation.

                (c) NECESSARY CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "GOVERNMENTAL ENTITY") is required to be obtained or made by Compaq in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Compaq and/or HP are qualified to do business, (ii) the filing of the Prospectus/Proxy Statement (as defined in Section 2.15) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and the effectiveness of the Registration Statement (as defined in Section 2.15), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and Council Regulation No. 4064/89 of the European Community, as amended (the "EC MERGER REGULATION"), (iv) the consents listed on Section 2.3(c) of the Compaq Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Compaq or HP or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the "NECESSARY CONSENTS."

      2.4 SEC FILINGS; FINANCIAL STATEMENTS.

                (a) SEC FILINGS. Compaq has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 1998. Compaq has made available to HP all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that Compaq may file subsequent to the date hereof), as amended, are referred to herein as the "COMPAQ SEC REPORTS." As of their respective dates, the Compaq SEC Reports
(i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Compaq SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Compaq SEC Report. None of Compaq's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                (b) FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Compaq SEC Reports (the "COMPAQ FINANCIALS"), including each Compaq SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Compaq and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Compaq's operations and cash flows for the periods indicated. The balance sheet of Compaq contained in the Compaq SEC Reports as of December 31, 2000 is hereinafter referred to as the "COMPAQ BALANCE SHEET." Except as disclosed in the Compaq Financials, since the date of the Compaq Balance Sheet and through the date hereof, neither Compaq nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on Compaq, except for liabilities incurred since the date of the Compaq Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

      2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Compaq Balance Sheet and through the date hereof there has not been: (i) any Material Adverse Effect on Compaq, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Compaq's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by Compaq or any of its Subsidiaries of any of Compaq's capital stock or any other securities of Compaq or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for (A) repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (B) the Compaq Rights Dividend, or (iii) any split, combination or reclassification of any of Compaq's or any of its Subsidiaries' capital stock.

      2.6 TAXES. For the purposes of this Agreement, the term "TAX" or, collectively, "TAXES," shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity. Compaq and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes ("TAX RETURNS") required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Compaq SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by Compaq and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or, to the Knowledge (as defined in Section 8.3(b)) of Compaq, proposed, against Compaq or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). No audit or other examination of any Tax Return of Compaq or any of its Subsidiaries is presently in progress, nor has Compaq or any of its Subsidiaries been notified of any request for such an audit or other examination. Neither Compaq nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      2.7 INTELLECTUAL PROPERTY.

                (a) NO INFRINGEMENT. To the Knowledge as of the date hereof of Compaq, the products, services and operations of Compaq do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Compaq or otherwise have a Material Adverse Effect on Compaq. "INTELLECTUAL PROPERTY" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing, (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world,
(vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, (vii) all databases and data collections and all rights therein throughout the world, (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world, and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

                (b) NO IMPAIRMENT. The Merger (including the assignment by operation of law of any Contract to the Surviving Corporation) will not result in: (i) HP or any Subsidiary of HP (other than Compaq and its Subsidiaries, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of any business of HP or its Subsidiaries, (ii) HP or any Subsidiary of HP (other than Compaq and its Subsidiaries, but only to the extent existing prior to the Merger) granting any rights or licenses to any material Intellectual Property of HP or any Subsidiary of HP to any third party (including a covenant not to sue with respect to any material Intellectual Property of HP or any Subsidiary of HP), or (iii) the termination or breach of any Contract to which Compaq is a party, which termination or breach would reasonably be expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of the Surviving Corporation or HP or otherwise have a Material Adverse Effect on either of them.

      2.8 COMPLIANCE; PERMITS.

                (a) COMPLIANCE. Neither Compaq nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to Compaq or any of its Subsidiaries or by which Compaq or any of its Subsidiaries or any of their respective businesses or properties is, or Compaq believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on Compaq. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of Compaq, has been threatened in a writing delivered to Compaq or any of its Subsidiaries, against Compaq or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon Compaq or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Compaq or any of its Subsidiaries, any acquisition of material property by Compaq or any of its Subsidiaries or the conduct of business by Compaq and its Subsidiaries as currently conducted.

                (b) PERMITS. Compaq and its Subsidiaries hold, to the extent legally required, all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities ("PERMITS") that are required for the operation of the business of Compaq, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on Compaq (collectively, "COMPAQ PERMITS"). As of the date hereof, no suspension or cancellation of any of the Compaq Permits is pending or, to the Knowledge of Compaq, threatened. Compaq and its Subsidiaries are in compliance in all material respects with the terms of the Compaq Permits.

      2.9 LITIGATION. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of Compaq, overtly threatened against Compaq or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to the Compaq.

      2.10 BROKERS' AND FINDERS' FEES. Except for fees payable to Salomon Smith Barney pursuant to an engagement letter dated July 19, 2001, a copy of which has been provided to HP, Compaq has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.11 TRANSACTIONS WITH AFFILIATES. Except as set forth in the Compaq SEC Reports, since the date of the Compaq's last proxy statement filed with the SEC, no event has occurred as of the date hereof that would be required to be reported by Compaq pursuant to Item 404 of Regulation S-K promulgated by the

SEC (substituting, for the purposes of this representation and warranty, each appearance of $60,000 in Item 404 with $500,000). Section 2.11 of the Compaq Disclosure Letter identifies each Person who is an "affiliate" (as that term is used in Rule 145 promulgated under the Securities Act) of Compaq as of the date hereof.

      2.12 EMPLOYEE BENEFIT PLANS.

                (a) DOCUMENTS. Section 2.12(a) of the Compaq Disclosure Letter sets forth a list of the following: (i) all severance and employment agreements of Compaq with directors or executive officers, (ii) all material severance programs and policies of each of Compaq or its Subsidiaries, (iii) all plans or agreement of Compaq or its Subsidiaries relating to any of its current or former employees, consultants or directors (each, an "EMPLOYEE") pursuant to which benefits would vest or an amount would become payable or the terms of which would otherwise be altered, in any case by virtue of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), (iv) each document embodying each Retirement Plan (as defined in Section 2.12(c)) of Compaq (a "COMPAQ RETIREMENT PLAN"), (v) each Compaq Purchase Plan, and (vi) each stock option plan, stock award plan, stock appreciation right plan, phantom stock plan, stock option, other equity or equity-based compensation plan, equity or other equity based award to any Person (whether payable in cash, shares or otherwise) (to the extent not issued pursuant to any of the foregoing plans) or other plan or Contract of any nature with any Person (whether or not an Employee) pursuant to which any stock, option, warrant or other right to purchase or acquire capital stock of Compaq or right to payment based on the value of Compaq capital stock has been granted or otherwise issued, but, in any case excluding the Compaq Purchase Plans (collectively, "COMPAQ STOCK OPTION PLANS"). Compaq has delivered or made available to HP for review each of the items listed on Section 2.12(a) of the Compaq Disclosure Letter and a current actuarial valuation and/or audited statement of assets and liabilities for each Compaq Retirement Plan. Section 2.12(a) of the Compaq Disclosure Letter also identifies whether each Compaq Stock Option Plan (A) is a "broadly-based" plan, as defined in Section 312.04(h) of the NYSE Listed Company Manual or (B) has been approved by Compaq's stockholders (plans which are either "broadly-based" plans or approved by Compaq's stockholders (as identified on Section 2.12(a) of the Compaq Disclosure Letter) are referred to herein as "COMPAQ BROAD PLANS").

                (b) BENEFIT PLAN COMPLIANCE.

                        (i) With respect to each material collective bargaining agreement, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock-related or performance award, retirement, vacation, severance, disability, death benefit, hospitalization, medical, loan (other than travel allowances and relocation packages), fringe benefit, disability, sabbatical and other plan, arrangement or understanding providing benefits to any Employee, employment agreement, consulting agreement or severance agreement with any current or former officer or director of Compaq or its Subsidiaries, or any material employment agreement, consulting agreement or severance agreement for any Employee (collectively, "BENEFIT PLANS") of Compaq or any of its Subsidiaries ("COMPAQ BENEFIT PLANS"), no material event has occurred and there exists no material condition or set of circumstances, in connection with which Compaq or any of its Subsidiaries would be subject to any material liability under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code or any other applicable Legal Requirement.

                        (ii) Each Compaq Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of all applicable collective bargaining agreements. Each Compaq Benefit Plan, including any material amendments thereto, that is capable of approval by, and/or registration for and/or qualification for special tax status with, the appropriate taxation, social security and/or supervisory authorities in the relevant country, state, territory or the like (each, an "APPROVAL") has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval.

                        (iii) To the Knowledge of Compaq, no material oral or written representation or commitment with respect to any material aspect of any Compaq Benefit Plan has been made to an Employee of Compaq or any of its Subsidiaries by an authorized Compaq Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such Compaq Benefit Plans. To the Knowledge of Compaq, neither Compaq nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

                        (iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any Compaq Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

                (c) RETIREMENT PLAN FUNDING. The latest actuarial valuation of each Funded Retirement Plan (as defined below) of Compaq or its Subsidiaries discloses that, as of the effective date of the valuation, the aggregate value of the assets of such Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and applicable Legal Requirements and GAAP. In respect of each Retirement Plan of Compaq or its Subsidiaries that is not a Funded Retirement Plan, Compaq or its Subsidiaries have made adequate provision for accrued liabilities in accordance with applicable Legal Requirements. For purposes of this Agreement, "RETIREMENT PLAN" shall mean a material arrangement for the provision of Retirement Benefit Rights (as defined below) to Employees (and, if applicable, beneficiaries thereof). For purposes of this Agreement, "RETIREMENT BENEFIT RIGHTS" shall mean, with respect to an entity, any pension, lump sum, gratuity, or a like benefit provided or generally intended to be provided on retirement or on death in respect of an Employee's relationship as a service provider to an entity or its Subsidiaries. Material post-retirement health benefits and any other self-insured health benefit arrangements are deemed to be "Retirement Benefit Rights." Material deferred compensation payments required to be made to an Employee in respect of the termination of employment are also deemed to be "Retirement Benefit Rights." "FUNDED RETIREMENT PLAN" means, with respect to party, a Retirement Plan under which the assets to satisfy the benefit obligations are legally segregated from the general assets of such party or its Subsidiaries and are not subject to the creditors of such party or its Subsidiaries.

                (d) MULTIPLE EMPLOYER AND MULTIEMPLOYER PLANS. At no time has Compaq or any other person or entity under common control within the meaning of
Section 414(b), (c), (m) or (o) of the Code (a "CONTROLLED GROUP AFFILIATE") with Compaq participated in and/or been obligated to contribute to any Compaq Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of Compaq and/or their Employees, have participated. No Compaq Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                (e) CONTINUATION COVERAGE. No Compaq Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

                (f) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Compaq Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which Compaq or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

                (g) LABOR. No collective bargaining agreement is being negotiated or renegotiated in any material respect by Compaq or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against Compaq or any of its Subsidiaries pending or, to the Knowledge of Compaq, threatened which may materially interfere with the respective business activities of Compaq or any of its Subsidiaries. As of the date of this Agreement, to the Knowledge of Compaq, none of Compaq, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of Compaq or any of its Subsidiaries, and there is no material charge or complaint against Compaq or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

      2.13 ENVIRONMENTAL MATTERS.

                (a) HAZARDOUS MATERIAL. Except as would not result in a Material Adverse Effect on Compaq, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Compaq or any of its Subsidiaries or any affiliate of Compaq, or, to the Knowledge of Compaq, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Compaq or any of its Subsidiaries has at any time owned, operated, occupied or leased.

                (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a Material Adverse Effect on Compaq: (i) neither Compaq nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither Compaq nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its Employees or others to or manufactured any product containing a Hazardous Material (collectively, "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

      2.14 CONTRACTS.

                (a) MATERIAL CONTRACTS. For purposes of this Agreement, "COMPAQ MATERIAL CONTRACT" shall mean:

                        (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to Compaq and its Subsidiaries;

                        (ii) any Contract containing any covenant: (A) limiting the right of Compaq or its Subsidiaries to engage in any material line of business, make use of any material Intellectual Property or compete with any Person in any material line of business, (B) granting any exclusive distribution or supply rights, or (C) otherwise having an adverse effect on the right of Compaq and its Subsidiaries to sell, distribute or manufacture any material products or services or to purchase or otherwise obtain any material software, components, parts or subassemblies;

                        (iii) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of Compaq or otherwise have a Material Adverse Effect on Compaq; and

                        (iv) (A) all Contracts with the top two (2) providers (as measured by fees paid under such Contracts) pursuant to which Compaq licenses operating system software for use in its end-user products, (B) all Contracts with the top two (2) providers (as measured by fees paid under such Contracts) pursuant to which Compaq purchases microprocessors, (C) all Contracts with the top five (5) distributors of Compaq's end-user products (as measured by revenues received under such Contracts) pursuant to which Compaq distributes its end-user products, and (D) all Contracts with the top five (5) third-party manufacturers (as measured by fees paid under such Contracts) pursuant to which such Compaq products (or subassemblies thereof) are manufactured.

                (b) SCHEDULE. Section 2.14(b) of the Compaq Disclosure Letter sets forth a list of all Compaq Material Contracts to which is a party or is bound by as of the date hereof which are described in Sections 2.14(a)(i) and 2.14(a)(iv) hereof.

                (c) NO BREACH. All Compaq Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to Compaq. Neither Compaq nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Compaq Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to Compaq.

      2.15 DISCLOSURE. None of the information supplied or to be supplied by or on behalf of Compaq for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by HP in connection with the issuance of HP Common Stock in the Merger (including amendments or supplements thereto) (the "REGISTRATION STATEMENT") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Compaq for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the "PROSPECTUS/PROXY STATEMENT"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of Compaq or HP, at the time of the HP Stockholders' Meeting or Compaq Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Compaq with respect to statements made or incorporated by reference therein about HP supplied by HP for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

      2.16 BOARD APPROVAL. The Board of Directors of Compaq has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "COMPAQ BOARD APPROVAL") has duly (i) determined that the Merger is fair to, and in the best interests of, Compaq and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, and (iii) recommended that the stockholders of Compaq approve and adopt this Agreement and approve the Merger and directed that such matter be submitted to Compaq's stockholders at the Compaq Stockholders' Meeting.

      2.17 FAIRNESS OPINION. Compaq's Board of Directors has received a written opinion from Salomon Smith Barney, dated as of September 3, 2001, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Compaq stockholders and has delivered to HP a copy of such opinion.

      2.18 RIGHTS PLAN. The Board of Directors of Compaq has approved the Compaq Rights Agreement and has declared a dividend of one Compaq Right per share of Compaq Common Stock to each holder of Compaq Common Stock (the "COMPAQ RIGHTS DIVIDEND"). Compaq has (a) delivered to HP an accurate copy of the Compaq Rights Agreement approved by the Board of Directors of Compaq and proposed to be entered into with the Rights Agents named thereunder, (b) declared the Compaq Rights Dividend, and (c) fixed the record date for the Compaq Rights Dividend as September 17, 2001 and the payment date for the Compaq Rights Dividend no later than September 27, 2001. Compaq has taken all action so that (i) HP shall not be an "Acquiring Person" thereunder and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the Compaq Rights Agreement or enable or require the Compaq Rights to be exercised, distributed or triggered.

      2.19 TAKEOVER STATUTES. The Board of Directors of Compaq has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to a "business combination" (as defined in such Section 203), and any other similar Legal Requirement, will not apply to HP during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

                                  ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF HP
                                 AND MERGER SUB

      HP and Merger Sub represent and warrant to Compaq, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by HP and Merger Sub to Compaq dated as of the date hereof and certified by a duly authorized officer of each of HP and Merger Sub (the "HP DISCLOSURE LETTER"), as follows:

      3.1 ORGANIZATION; STANDING AND POWER; CHARTER DOCUMENTS; SUBSIDIARIES.

                (a) ORGANIZATION; STANDING AND POWER. HP and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on HP, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on HP.

                (b) CHARTER DOCUMENTS. HP has delivered or made available to Compaq (i) a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of HP, each as amended to date (collectively, the "HP CHARTER DOCUMENTS") and (ii) the Subsidiary Charter Documents of each of its Significant Subsidiaries, and each such instrument is in full force and effect. HP is not in violation of any of the provisions of the HP Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on HP.

                (c) SUBSIDIARIES. Exhibit 21 to HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2000 includes all the Subsidiaries of HP which are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are, except as set forth in such Exhibit 21, owned directly or indirectly by HP, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws, except in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on HP or a material adverse effect on such Subsidiary.

      3.2 CAPITAL STRUCTURE.

                (a) CAPITAL STOCK. The authorized capital stock of HP consists of: (i) 4,800,000,000 shares of HP Common Stock, par value $0.01 per share and
(ii) 300,000,000 shares of preferred stock, par value $0.01 per share the "HP PREFERRED STOCK"), of which 4,500,000 shares have been designated as Series A Participating Preferred Stock, all of which will be reserved for issuance upon exercise of preferred stock purchase rights (the "HP RIGHTS") issuable pursuant to the rights agreement approved by the Board of Directors of HP in connection with its approval of this Agreement substantially in the form previously provided to Compaq (the "HP RIGHTS AGREEMENT"). At the close of business of July 31, 2001: (i) 1,939,159,231 shares of HP Common Stock were issued and outstanding, (ii) no shares of HP Common Stock were issued and held by HP in its treasury, and (iii) no shares of HP Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of HP are, and all shares of capital stock of HP which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights.

                (b) STOCK OPTIONS. As of the close of business on July 31, 2001:
(i) 212,000,000 shares of HP Common Stock are subject to issuance pursuant to outstanding options to purchase HP Common Stock under the stock option, stock award, stock appreciation or phantom stock plans of HP (the "HP STOCK OPTION PLANS") (stock options, stock awards, stock appreciation rights, phantom stock awards, stock-related awards and performance awards granted by HP pursuant to the HP Stock Option Plans are referred to in this Agreement as "HP OPTIONS"),
(ii) ) 98,700,000 shares of HP Common Stock are reserved for future issuance under the employee stock purchase plans of HP, and (iii) 80,000 shares of HP Common Stock are subject to issuance pursuant to outstanding options, rights or warrants to purchase HP Common Stock issued other than pursuant to the HP Stock Option Plans and the HP employee stock purchase plans. All shares of HP Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to HP.

                (c) VOTING DEBT. No Voting Debt of HP is issued or outstanding as of the date hereof.


                (d) OTHER SECURITIES. Except as otherwise set forth in this
Section 3.2, as of July 31, 2001, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which HP or any of its Subsidiaries is a party or by which any of them is bound obligating HP or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt or other voting securities of HP or any of its Subsidiaries, or obligating HP or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. All outstanding shares of HP Common Stock, all outstanding HP Options, and all outstanding shares of capital stock of each Subsidiary of HP have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements and (ii) all requirements set forth in applicable material Contracts.

                (e) NO CHANGES. Since July 31, 2001 and through the date hereof, other than (i) pursuant to the exercise of HP Options outstanding as of July 31, 2001 issued pursuant to the HP Option Plans, (ii) under the HP employee stock purchase plans, (iii) repurchases of securities pursuant to HP's publicly announced repurchase programs existing as of July 31, 2001, or (iv) repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, there has been no change in
(A) the outstanding capital stock of HP, (B) the number of HP Options outstanding, or (C) the number of other options, warrants or other rights to purchase HP capital stock, which, individually or in the aggregate, would constitute a material change in the capitalization of HP.

                (f) MERGER SUB CAPITAL STOCK. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares issued and outstanding. HP is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 1,000 issued and outstanding shares. Merger Sub was formed by counsel to HP at the direction of HP on August 30, 2001, solely for purposes of effecting the Merger and the other transactions contemplated hereby. Except as contemplated by this Agreement, Merger Sub does not hold, nor has it held, any material assets or incurred any material liabilities nor has Merger Sub carried on any business activities other than in connection with the Merger and the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been duly authorized and validly issued, and are fully paid and nonassessable and not subject to any preemptive rights.

      3.3 AUTHORITY; NON-CONTRAVENTION; NECESSARY CONSENTS.

                (a) AUTHORITY. Each of HP and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of HP and Merger Sub and no other corporate proceedings on the part of HP or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the approval of the Stock Issuance by HP's stockholders, the approval and adoption of this Agreement and the approval of the Merger by HP as Merger Sub's sole stockholder and the and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of HP Common Stock present in person or by proxy in favor of the Stock Issuance at a meeting duly called and held for approval of the Stock Issuance is the only vote of the holders of any class or series of HP capital stock necessary to approve the Stock Issuance, and no other vote of the holders of any class or series of HP Capital Stock is necessary to approve and adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by HP and Merger Sub and, assuming due execution and delivery by Compaq, constitutes the valid and binding obligation of HP, enforceable against HP and Merger Sub in accordance with its terms.

                (b) NON-CONTRAVENTION. The execution and delivery of this Agreement by HP and Merger Sub does not, and performance of this Agreement by HP will not: (i) conflict with or violate the HP Charter Documents, the certificate of incorporation or bylaws of Merger Sub or any other Subsidiary Charter Documents of any Subsidiary of HP, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Stock Issuance by HP's stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.3(c), conflict with or violate any material Legal Requirement applicable to HP, Merger Sub or any of HP's other Subsidiaries or by which HP, Merger Sub or any of HP's other Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair HP's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material Lien on any of the material properties or assets of HP or any of its Subsidiaries pursuant to, any HP Material Contract (as defined in Section 3.13). Section 3.3(b) of the HP Disclosure Letter lists all consents, waivers and approvals under any of HP's or any of its Subsidiaries' Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby, which, if individually or in the aggregate not obtained, would result in a Material Adverse Effect on HP or the Surviving Corporation.

                (c) NECESSARY CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by HP in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to HP, Merger Sub or Compaq or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings.

      3.4 SEC FILINGS; FINANCIAL STATEMENTS.

                (a) SEC FILINGS. HP has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 1998. HP has made available to Compaq all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that HP may file subsequent to the date hereof), as amended, are referred to herein as the "HP SEC REPORTS." As of their respective dates, the HP SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such HP SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed HP SEC Report. None of HP's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                (b) FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the HP SEC Reports (the "HP FINANCIALS"), including each HP SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and
(iii) fairly presented in all material respects the consolidated financial position of HP and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of HP's operations and cash flows for the periods indicated. The balance sheet of HP contained in the HP SEC Reports as of October 31, 2000 is hereinafter referred to as the "HP BALANCE SHEET." Except as disclosed in the HP Financials, since the date of the HP Balance Sheet and through the date hereof, neither HP nor any of its Subsidiaries has any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on HP, except for liabilities incurred since the date of the HP Balance Sheet in the ordinary course of business consistent with past practices and liabilities incurred pursuant to this Agreement.

      3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the HP Balance Sheet and through the date hereof there has not been: (i) any Material Adverse Effect on HP, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of HP's or any of its Subsidiaries' capital stock, or any purchase, redemption or other acquisition by HP or any of its Subsidiaries of any of HP's capital stock or any other securities of HP or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for (A) repurchases from Employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or (B) repurchases pursuant to HP's public stock repurchase programs existing as of July 31, 2001, or (C) the HP Rights Dividend, or (iii) any split, combination or reclassification of any of HP's or any of its Subsidiaries' capital stock.

      3.6 TAXES. HP and each of its Subsidiaries have filed all material Tax Returns required to be filed by any of them and have paid, or have adequately reserved (in accordance with GAAP) for the payment of, all Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the HP SEC Reports reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by HP and its Subsidiaries through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of HP, proposed, against HP or any of its Subsidiaries that are not subject to adequate reserves (in accordance with GAAP). Neither the HP nor any of its Subsidiaries has taken any action or knows of any fact, agreement or plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      3.7 INTELLECTUAL PROPERTY.

                (a) NO INFRINGEMENT. To the Knowledge as of the date hereof of HP, the products, services and operations of HP do not infringe or misappropriate the Intellectual Property of any third party where such infringement or misappropriation, individually or in the aggregate, would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of HP or otherwise have a Material Adverse Effect on HP.

                (b) NO IMPAIRMENT. The Merger will not result in the termination or breach of any Contract to which HP is a party, which termination or breach would reasonably be expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of HP or otherwise have a Material Adverse Effect on HP.

      3.8 COMPLIANCE; PERMITS.

                (a) COMPLIANCE. Neither HP nor any of its Subsidiaries is, in any material respect, in conflict with, or in default or in violation of any Legal Requirement applicable to HP or any of its Subsidiaries or by which HP or any of its Subsidiaries or any of their respective businesses or properties is, or HP believes is reasonably likely to be, bound or affected, except, in each case, or in the aggregate, for conflicts, violations and defaults that would not have a Material Adverse Effect on HP. As of the date hereof, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of HP, has been threatened in a writing delivered to HP or any of its Subsidiaries, against HP or any of its Subsidiaries. There is no material judgment, injunction, order or decree binding upon HP or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of HP or any of its Subsidiaries, any acquisition of material property by HP or any of its Subsidiaries or the conduct of business by HP and its Subsidiaries as currently conducted.

                (b) PERMITS. HP and its Subsidiaries hold, to the extent legally required, all Permits that required for the operation of the business of HP, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on HP (collectively, "HP PERMITS"). As of the date hereof, no suspension or cancellation of any of the HP Permits is pending or, to the Knowledge of HP, threatened. HP and its Subsidiaries are in compliance in all material respects with the terms of the HP Permits.

                3.9 LITIGATION. As of the date hereof, there are no claims, suits, actions or proceedings pending or, to the Knowledge of HP, overtly threatened against HP or any of its Subsidiaries, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated hereby or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to be material to HP.

      3.10 BROKERS' AND FINDERS' FEES. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated July 25, 2001, a copy of which has been provided to Compaq, HP has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.11 EMPLOYEE BENEFIT PLANS.

                (a) BENEFIT PLAN COMPLIANCE.


                        (i) With respect to the Benefit Plan of HP or any of its Subsidiaries ("HP BENEFIT PLAN"), no material event has occurred and there exists no material condition or set of circumstances, in connection with which HP or any of its Subsidiaries would be subject to any material liability under the ERISA, the Code or any other applicable Legal Requirement.

                        (ii) Each HP Benefit Plan has been, in all material respects, administered and operated in accordance with its terms, with the applicable provisions of ERISA, the Code and all other applicable material Legal Requirements and the terms of all applicable collective bargaining agreements. Each HP Benefit Plan, including any material amendments thereto, that is capable of Approval has received such Approval or there remains a period of time in which to obtain such Approval retroactive to the date of any material amendment that has not previously received such Approval.

                        (iii) To the Knowledge of HP, no material oral or written representation or commitment with respect to any material aspect of any HP Benefit Plan has been made to an Employee of HP or any of its Subsidiaries by an authorized HP Employee that is not materially in accordance with the written or otherwise preexisting terms and provisions of such HP Benefit Plans. To the Knowledge of HP, neither HP nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any trade union, works council or other Employee representative body or any material number or category of its Employees which would prevent, restrict or materially impede the implementation of any lay-off, redundancy, severance or similar program within its or their respective workforces (or any part of them).

                        (iv) There are no material unresolved claims or disputes under the terms of, or in connection with, any HP Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any material claim.

                (b) RETIREMENT PLAN FUNDING. The latest actuarial valuation of each Funded Retirement Plan of HP or its Subsidiaries discloses that, as of the effective date of the valuation, the aggregate value of the assets of such Funded Retirement Plan is equal to or greater than the aggregate value of its liabilities assessed on an ongoing and terminated basis and calculated in accordance with the actuarial methods and assumptions used in such valuation pursuant to such Funded Retirement Plan and applicable Legal Requirements and GAAP. In respect of each Retirement Plan of HP or its Subsidiaries that is not a Funded Retirement Plan, HP or its Subsidiaries have made adequate provision for accrued liabilities in accordance with applicable Legal Requirements.

                (c) MULTIPLE EMPLOYER AND MULTIEMPLOYER PLANS. At no time has HP or Controlled Group Affiliate with HP participated in and/or been obligated to contribute to any HP Benefit Plan in which any persons which are not or were not at the relevant time, Controlled Group Affiliates of HP and/or their Employees, have participated. No HP Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                (d) CONTINUATION COVERAGE. No HP Benefit Plan provides health benefits (whether or not insured), with respect to Employees after retirement or other termination of service (other than coverage mandated by applicable Legal Requirements or benefits, the full cost of which is borne by the Employee) other than individual arrangements the amounts of which are not material.

                (e) EFFECT OF TRANSACTION. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any HP Benefit Plan that will or may result in any material payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. There is no contract, agreement, plan or arrangement with an Employee to which HP or any of its Subsidiaries is a party as of the date of this Agreement, that, individually or collectively and as a result of the transaction contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

                (f) LABOR. No collective bargaining agreement is being negotiated or renegotiated in any material respect by HP or any of its Subsidiaries. As of the date of this Agreement, there is no material labor dispute, strike or work stoppage against HP or any of its Subsidiaries pending or, to the Knowledge of HP, threatened which may materially interfere with the respective business activities of HP or any of its Subsidiaries. As of the date of this Agreement, to the Knowledge of HP, none of HP, any of its Subsidiaries or any of their respective representatives or Employees has committed any material unfair labor practice in connection with the operation of the respective businesses of HP or any of its Subsidiaries, and there is no material charge or complaint against HP or any of its Subsidiaries by the National Labor Relations Board or any comparable governmental agency pending or threatened in writing.

      3.12 ENVIRONMENTAL MATTERS.

                (a) HAZARDOUS MATERIAL. Except as would not result in a Material Adverse Effect on HP, no underground storage tanks and no amount of any Hazardous Material are present, as a result of the actions of HP or any of its Subsidiaries or any affiliate of HP, or, to the Knowledge of HP, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that HP or any of its Subsidiaries has at any time owned, operated, occupied or leased.

                (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a Material Adverse Effect on HP (i) neither HP nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date and (ii) neither HP nor any of its Subsidiaries has engaged in any Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

      3.13 CONTRACTS. All HP Material Contracts (as defined below) are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to HP. Neither HP nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any HP Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to HP. For purposes of this Agreement, "HP MATERIAL CONTRACT" shall mean any Contract, or group of Contracts, with a Person (or group of affiliated Persons) the termination or breach of which would be reasonably expected to have a material adverse effect on any material division or business unit or other material operating group of product or service offerings of HP or otherwise have a Material Adverse Effect on HP.

      3.14 DISCLOSURE. None of the information supplied or to be supplied by or on behalf of HP or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of HP and Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement, will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of HP or Compaq, at the time of the HP Stockholders' Meeting or Compaq Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by HP with respect to statements made or incorporated by reference therein about Compaq supplied by Compaq for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.

      3.15 BOARD APPROVAL. The Board of Directors of HP has, by resolutions duly adopted by unanimous vote at a meeting of all Directors duly called and held and not subsequently rescinded or modified in any way (the "HP BOARD APPROVAL") has duly (i) determined that the Merger is fair to, and in the best interests of, HP and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, and (iii) recommended that the stockholders of HP approve the Stock Issuance and directed that such matter be submitted to HP's stockholders at the HP Stockholders' Meeting.

      3.16 FAIRNESS OPINION. HP's Board of Directors has received a written opinion from Goldman, Sachs & Co., dated as of September 3, 2001, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to HP and has delivered to Compaq a copy of such opinion.

      3.17 RIGHTS PLAN. The Board of Directors of HP has approved the HP Rights Agreement and has declared a dividend of one HP Right per share of HP Common Stock to each holder of HP Common Stock (the "HP RIGHTS DIVIDEND"). HP has (a) delivered to Compaq an accurate copy of the HP Rights Agreement approved by the Board of Directors of HP and proposed to be entered into with the Rights Agents named thereunder, (b) declared the HP Rights Dividend, and (c) fixed the record date for the HP Rights Dividend as September 17, 2001 and the payment date for the HP Rights Dividend no later than September 27, 2001. HP has taken all action so that (i) Compaq shall not be an "Acquiring Person" thereunder and (ii) the entering into of this Agreement and the Merger and the other transactions contemplated hereby will not result in the grant of any rights to any Person under the HP Rights Agreement or enable or require the HP Rights to be exercised, distributed or triggered.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 CONDUCT OF BUSINESS.

                (a) ORDINARY COURSE. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of HP and Compaq, and each of its respective Subsidiaries shall, except as otherwise expressly contemplated by this Agreement or to the extent that the other party hereto shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization,
(ii) keep available the services of its present executive officers and key Employees, and (iii) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings.

                (b) REQUIRED CONSENT. In addition, without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement, and except as provided in Article IV of the Compaq Disclosure Letter or Article IV of the HP Disclosure Letter (as the case may be), without the prior written consent of the other party hereto, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of HP and Compaq shall not do any of the following, and shall not permit their respective Subsidiaries to do any of the following:

                        (i) Enter into any new line of business material to it and its Subsidiaries taken as a whole;

                        (ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than (A) declaration and payment of regular quarterly cash dividends on its Common Stock at a rate not in excess of the regular quarterly cash dividend most recently declared prior to the date hereof with the usual record and payment dates for such dividends in accordance with its past practice, (B) any such transaction by a Subsidiary of it that remains a Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice, and (C) in the case of Compaq, the Compaq Rights Dividend and other securities pursuant to the Compaq Rights Plan and in the case of HP, the HP Rights Dividend and other securities pursuant to the HP Rights Plan, in each case as contemplated hereby and thereby;

                        (iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except (A) repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof or entered into the ordinary course of business consistent with past practice after the date hereof and (B) repurchases by HP pursuant to HP's publicly announced repurchase programs existing as of July 31, 2001, and (C) as set forth in
Section 4.1(b)(iii) of the HP Disclosure Letter or Section 4.1(b)(iii) of the Compaq Disclosure Letter (as the case may be);

                        (iv) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock, Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of HP Common Stock or Compaq Common Stock upon the exercise of HP Options or Compaq Options, respectively, existing on the date hereof in accordance with their present terms (including cashless exercises) or granted pursuant to clause (F) hereof, (B) issuance of shares of Compaq Common Stock to participants in the Compaq Purchase Plan pursuant to the terms thereof and issuance of shares of HP Common Stock to participants in the HP employee stock purchase plans pursuant to the terms thereof, (C) issuances of HP Common Stock or Compaq Common Stock upon the exercise of other options, warrants or other rights of HP or Compaq, respectively, in each case outstanding on the date hereof in accordance with their present terms (including cashless exercises), (D) in the case of Compaq, the Compaq Rights Dividend and other securities pursuant to the Compaq Rights Plan and in the case of HP, the HP Rights Dividend and other securities pursuant to the HP Rights Plan, in each case as contemplated hereby and thereby, (E) issuances of shares of Compaq Common Stock in connection with Compaq Permitted Acquisitions (as defined below) and issuance of shares of HP Common Stock in connection with HP Permitted Acquisitions (as defined below), (F) grants of stock options or other stock based awards of or to acquire, in the case of Compaq, Compaq Common Stock granted under the Compaq Stock Option Plans that are Compaq Broad Plans outstanding on the date hereof, and in the case of HP, HP Common Stock granted under the HP Stock Option Plans outstanding on the date hereof, in each case in the ordinary course of business consistent with past practices in connection with annual compensation reviews or ordinary course promotions or to new hires and which options or stock based awards have a vesting schedule no more favorable than ratable monthly installments that vest over not less than three years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment following the Merger (other than, following the Merger, upon retirement, death or total and permanent disability or in connection with a reduction in force in accordance with HP's policies relating to formal reductions in force or similar workforce management programs in effect from time to time following the Merger or as otherwise set forth in Section 4.1(b)(xiii) of the Compaq Disclosure Schedule with respect to Compaq's Chief Executive Officer and Tiers I, II and III employees), but in no event shall the period for exercisability under such option following termination of employment be extended beyond one year following a termination of employment for any reason other than retirement, death or total and permanent disability, and (G) as set forth in Section 4.1(b)(iv) of the HP Disclosure Letter or Section 4.1(b)(iv) of the Compaq Disclosure Letter (as the case may be);

                        (v) Cause, permit or propose any amendments to its Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries, except to the extent necessary to implement the HP Rights Plan or Compaq Rights Plan, and, in the case of HP, to the extent necessary to comply with its obligations under Section 5.12;

                        (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, other than: (A) in the case of Compaq, Compaq Permitted Acquisitions (it being agreed that prior to entering into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any Compaq Permitted Acquisition, Compaq shall first consult with HP's Chief Executive Officer or Chief Financial Officer or a designee thereof with respect to any such Compaq Permitted Acquisition with consideration in excess of fifty million dollars ($50,000,000.00) individually and shall in good faith consider the advice of HP with respect to such acquisition) and (B) in the case of HP, HP Permitted Acquisitions (it being agreed that prior to it being agreed that prior to entering into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any HP Permitted Acquisition, HP shall first consult with Compaq's Chief Executive Officer or Chief Financial Officer or a designee thereof with respect to any such HP Permitted Acquisition with consideration in excess of fifty million dollars ($50,000,000.00) individually and shall in good faith consider the advice of Compaq with respect to such acquisition);

                        For purposes of this Agreement, "COMPAQ PERMITTED ACQUISITIONS" shall mean any of transactions described in this subparagraph (vi) above (1) (a) which are in the existing line of business, or a related line of business, of Compaq and its Subsidiaries, (b) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed one billion dollars ($1,000,000,000.00) in the aggregate, (c) which do not present a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent, and (d) in which one or more of such transactions do not require approval of Compaq stockholders, (2) which are internal reorganizations solely involving existing wholly-owned (except for DE MINIMIS local ownership as required under applicable foreign Legal Requirements) Subsidiaries of Compaq, or
(3) which are set forth in Section 4.1(b)(vi) of the Compaq Disclosure Letter (it being understood that items set forth on Section 4.1(b)(vi) of the Compaq Disclosure Letter shall not apply against the dollar limitation set forth in clause (b) of this sentence);

                        For purposes of this Agreement, "HP PERMITTED ACQUISITIONS" shall mean any of transactions described in this subparagraph (vi) above (1) (a) which are in the existing line of business, or a related line of business, of HP and its Subsidiaries, (b) in which the fair market value of the total consideration (including the value of indebtedness acquired or assumed) issued in exchange therefor shall not exceed one billion five hundred million dollars ($1,500,000,000.00) in the aggregate, (c) which do not present a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent, and (d) in which one or more of such transactions do not require approval of HP stockholders, (2) which are internal reorganizations solely involving existing wholly-owned (except for DE MINIMIS local ownership as required under applicable foreign Legal Requirements) Subsidiaries of HP, or (3) which are set forth in Section 4.1(b)(vi) of the HP Disclosure Letter (it being understood that items set forth on Section 4.1(b)(vi) of the HP Disclosure Letter shall not apply against the dollar limitation set forth in clause (b) of this sentence);

                        (vii) Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units if such entry would (A) present a material risk of delaying the Merger or make it more difficult to obtain any Necessary Consent or (B) require a consent of the other party thereto to consummate the Merger;

                        (viii) Except as previously disclosed in the HP SEC Reports, in the case of HP, or the Compaq SEC Reports, in the case of Compaq, in each case prior to the date hereof, sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material, individually or in the aggregate, to its business, except in the ordinary course of business consistent with past practice;

                        (ix) Make any loans, advances or capital contributions to, or investments in, any other Person, other than: (A) to finance, in the case of Compaq, Compaq Permitted Acquisitions or, in the case of HP, HP Permitted Acquisitions (it being understood in each case that any such loans, advances, contributions or investments shall be considered consideration provided in exchange therefor), (B) loans or investments by it or a Subsidiary of it to or in it or any Subsidiary of it, (C) employee loans or advances made in the ordinary course of business or (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to it and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (D) presents a material risk of delaying the Merger or making it more difficult to obtain any Necessary Consent);

                        (x) Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of, in the case of Compaq, the Compaq Balance Sheet, and, in the case of HP, the HP Balance Sheet;

                        (xi) In the case of Compaq, make or change any material Tax election;

                        (xii) Settle any material claim (including any Tax claim), action or proceeding involving money damages, except (A) in the ordinary course of business consistent with past practice or (B) to the extent subject to reserves existing as of the date hereof in accordance with GAAP;

                        (xiii) Except as required by Legal Requirements or Contracts currently binding on Compaq or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, pay any bonus to or grant severance or termination pay to any executive officer or director of Compaq or key employee of Compaq or any material Subsidiary, division or business unit of Compaq (collectively, "COMPAQ KEY EMPLOYEES") or materially increase the foregoing with respect to Employees of Compaq and its Subsidiaries generally, (2) make any increase in or commitment to increase any Compaq Benefit Plan (including any severance plan), adopt or amend or make any commitment to adopt or amend any Compaq Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Compaq Benefit Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Compaq Options or restricted stock, or reprice any Compaq Options or authorize cash payments in exchange for any Compaq Options, (4) enter into any employment, severance, termination or indemnification agreement with any Compaq Employee, (5) make any material oral or written representation or commitment with respect to any material aspect of any Compaq Benefit Plan that is not materially in accordance with the existing written terms and provision of such Compaq Benefit Plan, (6) grant any stock appreciation right, phantom stock award, stock-related award or performance award (whether payable in cash, shares or otherwise) (each, a "SAR") to any Person (including any Compaq Employee), or
(7) enter into any agreement with any Compaq Employee the benefits of which are (in whole or in part) contingent or the terms of which are materially altered upon the occurrence of a transaction involving Compaq of the nature contemplated hereby; PROVIDED, HOWEVER, that nothing herein shall be construed as prohibiting Compaq from (a) granting Compaq Options (including SARs) under the Compaq Stock Option Plans that are Compaq Broad Plans outstanding on the date hereof (or under any deferred compensation plan existing as of the date hereof) in the ordinary course of business consistent with past practices in connection with annual compensation reviews or ordinary course promotions or to new hires (or, in the case of SARs not granted under Compaq Broad Plans, in accordance with the terms of the applicable deferred compensation plans) and which options have a vesting schedule no more favorable than ratable monthly installments that vest over not less than three years and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Merger and/or termination of employment following the Merger (other than, following the Merger, upon retirement, death or total and permanent disability or in connection with a reduction in force in accordance with HP's policies relating to formal reductions in force or similar workforce management programs in effect from time to time following the Merger or as otherwise set forth in Section 4.1(b)(xiii) of the Compaq Disclosure Schedule with respect to Compaq's Chief Executive Officer and Tiers I, II and III employees), but in no event shall the period for exercisability under such option following termination of employment be extended beyond one year following a termination of employment for any reason other than retirement, death or total and permanent disability, (b) increasing compensation or fringe benefits and payment of bonuses to Employees of Compaq in the ordinary course of business consistent with past practices in connection with annual compensation reviews or ordinary course promotions, (c) granting severance or termination pay to any Employee (other than any executive officer or director) of Compaq in the ordinary course of business consistent with past practices in connection with the termination of an Employee's employment in such reasonable amounts as Compaq deems advisable, in its good faith judgment, to avoid a material risk of litigation, or (d) taking any action set forth in
Section 4.1(b)(xiii) of the Compaq Disclosure Schedule; or (e) entering into any employment, severance, termination or indemnification agreement with any Compaq Employee in the ordinary course of business consistent with past practice and
(i) solely with respect to Employees other than any Compaq Key Employee and (ii) with respect to any Compaq Key Employee, if such employment is "at-will" and does not contain severance or termination payments (it being understood that at the time of, and in connection with, the termination of any Compaq Key Employee's employment, Compaq may enter into severance and/or termination under the circumstances set forth in clause (c) of this Section 4.1(b)(xiii));

                        (xiv) Subject HP or the Surviving Corporation or any of their respective Subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

                        (xv) In the case of Compaq, enter into any agreement or commitment the effect of which would be to grant to a third party following the

Merger any actual or potential right of license to any material Intellectual Property owned by HP or any of its Subsidiaries; or

                        (xvi) Agree in writing or otherwise to take any of the actions described in (i) through (xiv) above.

                (c) CONSULTATION. In addition, without limiting the generality of Section 4.1(a) or Section 4.1(b), prior to taking any of the following actions, the party seeking to do so shall first consult with the other party's Chief Executive Officer or Chief Financial Officer or a designee thereof and shall in good faith consider the advice of such party with respect to such action:

                        (i) Enter into any binding agreement, agreement in principle, letter of intent, memorandum of understanding or similar agreement with respect to any material joint venture, strategic partnership or alliance;

                        (ii) Enter into, modify or amend in a manner adverse in any material respect to such party, or terminate any Compaq Material Contract, in the case of Compaq, or HP Material Contract, in the case of HP, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse in any material respect to such party, other than any modification, amendment or termination of any such Compaq Material Contract or HP Material Contract, as the case may be, in the ordinary course of business, consistent with past practice;

                        (iii) Grant any exclusive rights with respect to any material Intellectual Property of such party; or

                        (iv) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of it, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of any other Person (other than any wholly-owned Subsidiary of it) or enter into any arrangement having the economic effect of any of the foregoing (collectively, "INDEBTEDNESS") other than, in the case of Compaq, Permitted Compaq Indebtedness, and in the case of HP, Permitted HP Indebtedness (as defined below);

                        For purposes of this Agreement, "PERMITTED COMPAQ INDEBTEDNESS" shall mean the following Indebtedness: up to one billion dollars ($1,000,000,000.00) additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of Compaq outstanding as of the date hereof;

                        For purposes of this Agreement, "PERMITTED HP INDEBTEDNESS" shall mean the following Indebtedness: shall mean the following
Indebtedness: up to one billion five hundred million dollars ($1,500,000,000.00) additional Indebtedness under existing debt facilities or like replacement debt facilities in excess of Indebtedness of Compaq outstanding as of the date hereof;

                        (v) Agree in writing or otherwise to take any of the actions described in (i) through (iv) above.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 PROSPECTUS/PROXY STATEMENT; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, HP and Compaq will prepare and file with the SEC the Prospectus/Proxy Statement, and HP will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. HP and Compaq will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of HP and Compaq will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of HP and Compaq will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement, the Registration Statement, HP or Compaq, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of HP and/or Compaq, such amendment or supplement. Each of HP and Compaq shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospect/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Each of HP and Compaq will cause the Prospectus/Proxy Statement to be mailed to its respective stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. HP shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of HP Common Stock in the Merger and the conversion of Compaq Options into options to acquire HP Common Stock, and Compaq shall furnish any information concerning Compaq and the holders of Compaq Common Stock and Compaq Options as may be reasonably requested in connection with any such action.

      5.2 MEETINGS OF STOCKHOLDERS; BOARD RECOMMENDATION.

                (a) MEETING OF STOCKHOLDERS. Promptly after the Registration Statement is declared effective under the Securities Act, each of HP and Compaq will take all action necessary in accordance with Delaware Law and its respective Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its respective stockholders to consider, in the case of HP, the Stock Issuance, and, in the case of Compaq, adoption and approval of this Agreement and approval of the Merger (each, a "STOCKHOLDERS' MEETING") to be held as promptly as practicable (without limitation, within 60 days, if practicable) after the declaration of effectiveness of the Registration Statement. Each of HP and Compaq will use all reasonable efforts to hold their respective Stockholders' Meetings on the same date. Subject to Section 5.3(d), each of HP and Compaq will use all reasonable efforts to solicit from its respective stockholders proxies in favor of, in the case of HP, the Stock Issuance, and, in the case of Compaq, the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of their respective stockholders required by the rules of NYSE or the Pacific Stock Exchange ("PCX") or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, HP or Compaq, as the case may be, may adjourn or postpone its Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its respective stockholders in advance of a vote on the

Merger and this Agreement or, if as of the time for which the Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Common Stock of HP or Compaq, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders' Meeting. Each of HP and Compaq shall ensure that its respective Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Stockholders' Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NYSE and PCX and all other applicable Legal Requirements.

                (b) BOARD RECOMMENDATION. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of each of HP and Compaq shall recommend that the respective stockholders of HP and Compaq vote in favor of, in the case of HP, the Stock Issuance, and, in the case of Compaq, adoption and approval of this Agreement and approval of the Merger, at their respective Stockholders' Meetings, (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of HP has recommended that HP's stockholders vote in favor of the Stock Issuance at the HP Stockholders' Meeting and the Board of Directors of Compaq has recommended that Compaq's stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Compaq Stockholders' Meeting, and (iii) neither the Board of Directors of HP or Compaq nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to the other party, the recommendation of its respective Board of Directors that the respective stockholders of HP and Compaq vote in favor of, in the case of HP, the Stock Issuance, and, in the case of Compaq, adoption and approval of this Agreement and the Merger.

      5.3 ACQUISITION PROPOSALS.

                (a) NO SOLICITATION. Each of HP and Compaq agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use all reasonable efforts to cause its and its Subsidiaries' Employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.3(g)) with respect to itself, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to itself, (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to itself, except as to the existence of these provisions, (iv) approve, endorse or recommend any Acquisition Proposal with respect to itself (except to the extent specifically permitted pursuant to Section 5.3(d)), or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to itself. HP and Compaq, as the case may be, and their respective Subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal with respect to itself.

                (b) NOTIFICATION OF UNSOLICITED ACQUISITION PROPOSALS.

                        (i) As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, HP or Compaq, as the case may be, shall provide the other party hereto with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry. The recipient of the Acquisition Proposal, request or inquiry shall provide the other party hereto as promptly as practicable oral and written notice setting forth all such information as is reasonably necessary to keep the other party informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry and shall promptly provide to the other party hereto a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

                        (ii) HP or Compaq, as the case may be, shall provide the other party hereto with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of the its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

                (c) SUPERIOR OFFERS. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that HP or Compaq, as the case may be, receives an unsolicited, bona fide written Acquisition Proposal with respect to itself from a third party that its Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is, or is reasonably likely to result in, a Superior Offer (as defined in Section 5.3(g)), it may then take the following actions (but only if and to the extent that its Board of Directors concludes in good faith, following the receipt of advice of its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of its fiduciary obligations under applicable law):

                        (i) Furnish nonpublic information to the third party making such Acquisition Proposal, PROVIDED that (A) (1) concurrently with furnishing any such nonpublic information to such party, its gives the other party hereto written notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement (as defined in Section 5.4) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to the other party hereto (to the extent such nonpublic information has not been previously so furnished); and

                        (ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, PROVIDED that concurrently with entering into negotiations with such third party, it gives the other party hereto written notice of the its intention to enter into negotiations with such third party.

                (d) CHANGES OF RECOMMENDATION. In response to the receipt of a Superior Offer, the Board of Directors of HP or Compaq, as the case may be, may withhold, withdraw, amend or modify its recommendation in favor of the

Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by a Board of Directors or a committee thereof, a "CHANGE OF RECOMMENDATION"), if all of the following conditions in clauses (i) through (v) are met:

                        (i) A Superior Offer with respect to it has been made and has not been withdrawn;

                        (ii) Its Stockholders' Meeting has not occurred;

                        (iii) It shall have (A) provided to the other party hereto written notice which shall state expressly (1) that it has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner in which it intends to do so, (B) provided to the other party hereto a copy of all written materials delivered to the Person or group making the Superior Offer in connection with such Superior Offer, and (C) made available to the other party hereto all materials and information made available to the Person or group making the Superior Offer in connection with such Superior Offer;

                        (iv) Its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to its stockholders under applicable law; and

                        (v) It shall not have breached in any material respect any of the provisions set forth in Section 5.2 or this Section 5.3.

                (e) CONTINUING OBLIGATION TO CALL, HOLD AND CONVENE STOCKHOLDERS' MEETING; NO OTHER VOTE. Notwithstanding anything to the contrary contained in this Agreement, the obligation of HP or Compaq, as the case may be, to call, give notice of, convene and hold its Stockholders' Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any Change of Recommendation. Neither HP nor Compaq shall submit to the vote of its respective stockholders any Acquisition Proposal, or propose to do so.

                (f) COMPLIANCE WITH TENDER OFFER RULES. Nothing contained in this Agreement shall prohibit either party or its respective Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; PROVIDED that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing proviso, neither party shall effect a Change of Recommendation unless specifically permitted pursuant to the terms of
Section 5.3(d).

                (g) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "ACQUISITION PROPOSAL," with respect to a party, shall mean any offer or proposal, relating to any transaction or series of related transactions involving: (A) any purchase from such party or acquisition by any Person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a ten percent (10%) interest in the total outstanding voting securities of such party or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the total outstanding voting securities of such party or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving such party or any of its Subsidiaries, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than ten percent (10%) of the assets of such party (including its Subsidiaries taken as a whole), or (C) any liquidation or dissolution of such party (PROVIDED, HOWEVER, a HP Permitted Acquisition shall not be deemed an Acquisition Proposal with respect to HP and a Compaq Permitted Acquisition shall not be deemed an Acquisition Proposal with respect to Compaq and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

                        (ii) "SUPERIOR OFFER," with respect to party, shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of such party or a majority of the total outstanding voting securities of such party and as a result of which the stockholders of such party immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, on terms that the Board of Directors of such party has in good faith concluded (following the receipt of advice of its outside legal counsel and its financial adviser), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable, from a financial point of view, to such party's stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated.

      5.4 CONFIDENTIALITY; ACCESS TO INFORMATION; NO MODIFICATION OF REPRESENTATIONS, WARRANTIES OR COVENANTS.


                (a) CONFIDENTIALITY. The parties acknowledge that Compaq and HP have previously executed a Confidentiality Agreement dated June 29, 2001 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and each of HP and Compaq will hold, and will cause its respective directors, officers, Employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

                (b) ACCESS TO INFORMATION. Each of Compaq, Merger Sub and HP will afford the other and the other's accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as such other party may reasonably request, and, during such period, upon request by the other party hereto, each of HP and Merger Sub, on the one hand, and Compaq, on the other hand, shall, and shall cause each of their respective Subsidiaries to, furnish promptly to the other party a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; PROVIDED, HOWEVER, that any party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                (c) NO MODIFICATION OF REPRESENTATIONS AND WARRANTIES OR COVENANTS. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

      5.5 PUBLIC DISCLOSURE. Without limiting any other provision of this Agreement, HP and Compaq will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any listing agreement with the NYSE, PCX or any other applicable national or regional securities exchange. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

      5.6 REGULATORY FILINGS; REASONABLE EFFORTS.

                (a) REGULATORY FILINGS. Each of HP, Merger Sub and Compaq shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of HP, Merger Sub and Compaq shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) a Form CO with the European Commission as required by the EC Merger Regulation,
(iii) any other filing necessary to obtain any Necessary Consent, (iv) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (v) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of HP and Compaq will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.

                (b) EXCHANGE OF INFORMATION. HP, Merger Sub and Compaq each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Compaq and HP shall consult with the other prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, PROVIDED that with respect to any such filing, presentation or submission, each of HP and Compaq need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                (c) NOTIFICATION. Each of HP, Merger Sub and Compaq will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and
(ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), HP, Merger Sub or Compaq, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                (d) REASONABLE EFFORTS. Subject to the express provisions of
Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Compaq and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

                (e) LIMITATION ON DIVESTITURE. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require HP or Compaq or any Subsidiary or affiliate thereof to take or agree to take any Action of Divestiture (as defined below) which would be reasonably likely materially adversely impact the benefits expected to be derived by HP and its Subsidiaries (on a combined basis with Compaq and its Subsidiaries) as a result of the transactions contemplated hereby or would be reasonably likely to materially adversely affect HP and its Subsidiaries (on a combined basis with Compaq and its Subsidiaries) following the Merger (a "RESTRICTED DIVESTITURE"). For purposes of this Agreement, an "ACTION OF DIVESTITURE" shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to HP, Compaq or any of their respective Subsidiaries or the holding separate of Compaq capital stock or imposing or seeking to impose any limitation on the ability of HP, Compaq or any of their respective Subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of Compaq's business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

      5.7 NOTIFICATION OF CERTAIN MATTERS.

                (a) BY COMPAQ. Compaq shall give prompt notice to HP and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Compaq to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied.

                (b) BY HP. HP and Merger Sub shall give prompt notice to Compaq of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of HP to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied.

      5.8 THIRD-PARTY CONSENTS. As soon as practicable following the date hereof, HP and Compaq will each use all reasonable efforts to obtain any material consents, waivers and approvals under any of its or its Subsidiaries' respective

Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby.

      5.9 EQUITY AWARDS AND EMPLOYEE BENEFITS.

                (a) ASSUMPTION OF STOCK OPTIONS. At the Effective Time, each then outstanding Compaq Option (including each Compaq SAR), whether or not exercisable at the Effective Time and regardless of the respective exercise (or base) prices thereof, will be assumed by HP. Each Compaq Option so assumed by HP under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Compaq Option (including any applicable stock option agreement or other document evidencing such Compaq Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions), except that (i) each Compaq Option will be exercisable (or will become exercisable in accordance with its terms) for (or will relate to, in the case of a Compaq SAR)) that number of whole shares of HP Common Stock equal to the product of the number of shares of Compaq Common Stock that were issuable upon exercise of such Compaq Option (or, in the case of Compaq SARs, the number of shares of Compaq Common Stock subject to such Compaq SAR) immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of HP Common Stock and (ii) the per share exercise price for the shares of HP Common Stock issuable upon exercise of such assumed Compaq Option (or the base price to which the assumed Compaq SAR relates) will be equal to the quotient determined by dividing the exercise price per share of Compaq Common Stock at which such Compaq Option was exercisable (or the base price subject to the Compaq SAR) immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Each assumed Compaq Option (including each Compaq SAR) shall be vested immediately following the Effective Time as to the same percentage of the total number of shares subject thereto as it was vested as to immediately prior to the Effective Time, except to the extent such Compaq Option (or Compaq SAR) by its terms in effect prior to the date hereof provides for acceleration of vesting. As soon as reasonably practicable, HP will issue to each Person who holds an assumed Compaq Option (including each Compaq SAR) a document evidencing the foregoing assumption of such Compaq Option (including each Compaq SAR) by HP.

                (b) INCENTIVE STOCK OPTIONS. The conversion of Compaq Options provided for in Section 5.9(a), with respect to any options which are intended to be "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

                (c) TERMINATION OF COMPAQ EMPLOYEE STOCK PURCHASE PLANS. Prior to the Effective Time, each of the Compaq Purchase Plans shall be terminated. The rights of participants in each Compaq Purchase Plan with respect to any offering period then underway under such Compaq Purchase Plan shall be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of Compaq immediately prior to, the Effective Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Compaq Purchase Plan. Prior to the Effective Time, Compaq shall take all actions (including, if appropriate, amending the terms of such Compaq Purchase Plan that are necessary to give effect to the transactions contemplated by this Section 5.9(c).

                (d) EMPLOYEE COMPENSATION. For a twelve (12) month period following the Effective Time, HP will use all reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation who shall have been employees of Compaq immediately prior to the Effective Time ("CONTINUING EMPLOYEES"), a total compensation (including benefits) package that, in the aggregate, is generally comparable to the total compensation (including benefits) package provided to those employees prior to the execution of this Agreement.

                (e) SERVICE CREDIT. Following the Effective Time, HP will use all reasonable efforts to give each Continuing Employee full credit for prior service with Compaq or its Subsidiaries for purposes of (i) eligibility and vesting under any HP Benefit Plan, (ii) determination of benefits levels under any vacation or severance HP Benefit Plan and (iii) determination of "retiree" status under any equity compensation HP Benefit Plan, for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, in each case except where such crediting would (A) result in a duplication of benefits or (B) otherwise cause HP or its Subsidiaries or any HP Benefit Plan or trust relating thereto to accrue or pay for benefits that relate to any time period prior to the Continuing Employee's participation in the HP Benefit Plan.

                (f) EMPLOYEE COMMUNICATIONS. With respect to matters described in Section 5.9, Compaq will use all reasonable efforts to consult with HP (and consider in good faith the advice of HP) prior to sending any notices or other communication materials to its Employees.

                (g) PLAN DOCUMENTS. Without limiting the generality of Section 5.4(b), as promptly as practicable following the date hereof (if practicable, with thirty (30) days from the date hereof), Compaq shall provide access to HP to copies of: (i) all documents embodying all Compaq Benefit Plans, (ii) the most recent annual actuarial valuations and/or audited statement of assets and liabilities for each Compaq Retirement Plan, if any, for each Compaq Benefit Plan, (iii) the three (3) most recent annual reports, returns, securities registration statements or other filings, if any, required to be filed with any Governmental Entity under applicable Legal Requirement in connection with each Compaq Benefit Plan, (iv) the most recent Approval for each Compaq Benefit Plan, as applicable, (v) all material correspondence to or from any Governmental Entity relating to any Compaq Benefit Plan, (vi) all material communications to Employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Compaq Benefit Plan or proposed Compaq Benefit Plan, and (vii) a summary with respect to each Compaq Option outstanding as of the date of this Agreement of: (a) the particular Compaq Stock Option Plan (if any) pursuant to which such Compaq Option was granted, (b) the name and location of the holder or receipt of such Compaq Option, (c) the number of shares of Compaq Common Stock subject to such Compaq Option or value covered thereby, (d) the exercise or base price of such Compaq Option, (e) the date on which such Compaq Option was granted, (f) the applicable vesting schedule and the extent to which such Compaq Option is vested and exercisable as of the date of this Agreement, and (g) the date on which such Compaq Option expires.

      5.10 FORM S-8. HP agrees to file a registration statement on Form S-8 for the shares of HP Common Stock issuable with respect to assumed Compaq Options to the extent Form S-8 is available as soon as is reasonably practicable


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

after the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

      5.11 INDEMNIFICATION.

                (a) INDEMNITY. From and after the Effective Time, HP will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Compaq pursuant to any indemnification agreements between Compaq and its directors and officers immediately prior to the Effective Time (the "INDEMNIFIED PARTIES"), subject to applicable law. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Compaq, unless such modification is required by law.

                (b) INSURANCE. For a period of six years after the Effective Time, HP will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained in directors' and officers' liability insurance maintained by Compaq covering those persons who are covered by Compaq's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of Compaq for a period of six (6) years; PROVIDED, HOWEVER, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by Compaq for such coverage (and to the extent annual premium would exceed one hundred fifty percent (150%) of the annual premium currently paid by Compaq for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium).

                (c) THIRD-PARTY BENEFICIARIES. This Section 5.11 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on HP and the Surviving

Corporation and its successors and assigns. In the event HP or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of HP or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to HP or the Surviving Corporation, as the case may be, in this Section 5.11.

      5.12 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF HP.

                (a) COMPAQ DESIGNATED DIRECTORS. The Board of Directors of HP will take all actions necessary such that effective as of immediately following the Effective Time, five (5) directors of Compaq reasonably acceptable to HP, including Michael D. Capellas, shall become members of the Board of Directors of HP (the "COMPAQ DESIGNATED DIRECTORS") and the Board of Directors of HP will have no more than two directors who are employees of HP immediately following the Effective Time (it being understood that in the event that at the Effective Time Michael D. Capellas is unable or unavailable to serve as a director of HP, Compaq shall be entitled to designate an alternative person reasonably acceptable to HP serve as a member of the HP Board of Directors in lieu of Michael D. Capellas.

                (b) BOARD COMMITTEES. It is the intention of the Board of Directors of HP that (i) there will be at least one Compaq Designated Director on each committee of the Board of Directors of HP and (ii) the chairman of at least one of the following committees of the Board of Directors of HP will be a Compaq Designated Director: (A) Audit, (B) Compensation, (C) Finance and Investment, and (D) Nominating and Governance.

                (c) EXECUTIVE OFFICERS. HP will negotiate in good faith with certain persons who are current senior executives of HP and Compaq who are expected to become (or continue to be) senior executives of HP following the Merger for such persons to accept the positions and the terms of employment previously discussed between Compaq and HP.

      5.13 NYSE AND PCX LISTINGS. Prior to the Effective Time, HP agrees to use all reasonable efforts to authorize for listing on NYSE and PCX the shares


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

of HP Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, subject to official notice of issuance.

      5.14 COMPAQ AFFILIATES; RESTRICTIVE LEGEND. Compaq will use all reasonable efforts to deliver or cause to be delivered to HP, as promptly as practicable on or following the date hereof, from each person who may reasonably be deemed to be an affiliate of Compaq for purposes of Rule 145 promulgated under the Securities Act an executed affiliate agreement pursuant to which such affiliate shall agree to be bound by the provision of Rule 145 promulgated under the Securities Act in a form provided by HP and reasonably acceptable to Compaq. HP will give stop transfer instructions to its transfer agent with respect to any HP Common Stock received pursuant to the Merger by any stockholder of Compaq who may reasonably be deemed to be an affiliate of Compaq for purposes of Rule 145 promulgated under the Securities Act and there will be placed on the certificates representing such HP Common Stock, or any substitutions therefor, a legend stating in substance that the shares were issued in a transaction to which Rule 145 promulgated under the Securities Act applies and may only be transferred (i) in conformity with Rule 145 or (ii) in accordance with a written opinion of counsel, reasonably acceptable to HP, in form and substance that such transfer is exempt from registration under the Securities Act.

      5.15 TREATMENT AS REORGANIZATION. None of HP, Merger Sub or Compaq shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization with the meaning of
Section 368(a) of the Code.

      5.16 RIGHTS PLANS.

                (a) COMPAQ RIGHTS PLAN. Compaq shall, and shall cause its transfer agent, as rights agent, to, enter into the Compaq Rights Agreement as promptly as practicable after the date hereof (but in no event later than three
(3) business days following the date hereof). Compaq shall set the record date for the Compaq Rights Dividend as September 17, 2001 and shall pay the Compaq Rights Dividend not later than September 27, 2001. Compaq shall not redeem the Compaq Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the Compaq Rights Plan prior to the Effective Time unless, and only to the extent that: (i) it is required to do so by order of a court of competent jurisdiction or (ii) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Offer with respect to it, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under applicable law.

                (b) HP RIGHTS PLAN. HP shall, and shall cause its transfer agent, as rights agent, to, enter into the HP Rights Agreement as promptly as practicable after the date hereof (but in no event later than three (3) business days following the date hereof). HP shall set the record date for the HP Rights Dividend as September 17, 2001 and shall pay the HP Rights Dividend not later than September 27, 2001. HP shall not redeem the HP Rights or amend or modify (including by delay of the "Distribution Date" thereunder) or terminate the HP Rights Plan prior to the Effective Time unless, and only to the extent that: (i) it is required to do so by order of a court of competent jurisdiction or (ii) its Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of a Superior Offer with respect to it, the failure to effect such amendment, modification or termination is reasonably likely to result in a breach of its Board of Directors' fiduciary obligations to its stockholders under applicable law.

      5.17 SECTION 16 MATTERS. Prior to the Effective Time, HP and Compaq shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Compaq Common Stock (including derivative securities with respect to Compaq Common Stock) or acquisitions of HP Common Stock (including derivative securities with respect to HP Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Compaq to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      5.18 MERGER SUB COMPLIANCE. HP shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the merger with and into Compaq pursuant to this Agreement.

      5.19 CONVEYANCE TAXES. HP, Merger Sub and Compaq shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. All such taxes will be paid by the party bearing the legal responsibility for such payment; PROVIDED, HOWEVER, that, as between HP and Compaq, Compaq shall pay on behalf of those Persons holding Compaq Common Stock immediately prior to the Effective Time any real estate transfer or similar Taxes payable by such Person in connection with Merger.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

      6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

                (a) STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Compaq and the Stock Issuance shall have been approved by the stockholders of HP.

                (b) NO ORDER. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (which illegality or prohibition would have a material impact on HP and its Subsidiaries, on a combined basis with Compaq and its Subsidiaries, if the Merger were consummated notwithstanding such statute, rule, regulation, executive order, decree, injunction or other order).

                (c) REGISTRATION STATEMENT EFFECTIVE; PROSPECTUS/PROXY STATEMENT. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.

                (d) HSR ACT; EC MERGER REGULATION. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early. Any required approval of the Merger of the European Commission shall have been obtained pursuant to the EC Merger Regulation, respectively. All other material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

                (e) NO GOVERNMENTAL RESTRICTION. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied or (ii) seeking to require HP or Compaq or any Subsidiary or affiliate to effect a Restricted Divestiture.

                (f) TAX OPINIONS. HP and Compaq shall each have received written opinions from Wilson Sonsini Goodrich & Rosati, Professional Corporation and Skadden, Arps, Slate, Meagher & Flom, LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinions shall not have been withdrawn.

                (g) NYSE AND PCX LISTING. The shares of HP Common Stock to be issued in the Merger and the transactions contemplated hereby shall have been authorized for listing on each of the NYSE and PCX, subject to official notice of issuance.

      6.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF COMPAQ. The obligation of Compaq to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Compaq:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HP and Merger Sub contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a Material Adverse Effect on HP at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the HP Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Compaq shall have received a certificate with respect to the foregoing signed on behalf of HP, with respect to the representations and warranties of HP, by an authorized senior executive officer of HP and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

                (b) AGREEMENTS AND COVENANTS. HP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Compaq shall have received a certificate with respect to the foregoing signed on behalf of HP, with respect to the covenants of HP, by an authorized senior executive officer of HP and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

                (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect on HP shall have occurred since the date hereof and be continuing.

      6.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF HP. The obligations of HP and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by HP and Merger
Sub:

                (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Compaq contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not constitute a

Material Adverse Effect on Compaq at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Compaq Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). HP and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of Compaq by an authorized senior executive officer of Compaq.

                (b) AGREEMENTS AND COVENANTS. Compaq shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and HP and Merger Sub shall have received a certificate to such effect signed on behalf of Compaq by an authorized senior executive officer of Compaq.

                (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect on Compaq shall have occurred since the date hereof and be continuing.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

      7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of Compaq or HP:

                (a) by mutual written consent duly authorized by the Boards of Directors of HP and Compaq;

                (b) by either Compaq or HP if the Merger shall not have been consummated by May 31, 2002 (which date shall be extended to August 30, 2002, if the Merger shall not have been consummated as of the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(d) or Section 6.1(e)) (as appropriate, the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

                (c) by either Compaq or HP if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

                (d) by either Compaq or HP if the required approval of the stockholders of HP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of HP stockholders duly convened therefor or at any adjournment thereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to HP where the failure to obtain HP stockholder approval shall have been caused by the action or failure to act of HP and such action or failure to act constitutes a material breach by HP of this Agreement;

                (e) by either Compaq or HP if the required approval of the stockholders of Compaq contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Compaq stockholders duly convened therefore or at any adjournment thereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Compaq where the failure to obtain Compaq stockholder approval shall have been caused by the action or failure to act of Compaq and such action or failure to act constitutes a material breach by Compaq of this Agreement;

                (f) by HP (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Compaq) if a Triggering Event (as defined below in this Section 7.1) with respect to Compaq shall have occurred;

                (g) by Compaq (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of HP) if a Triggering Event with respect to HP shall have occurred;

                (h) by Compaq, upon a breach of any representation, warranty, covenant or agreement on the part of HP set forth in this Agreement, or if any representation or warranty of HP shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in HP's representations and warranties or breach by HP is curable by HP prior to the End

Date through the exercise of reasonable efforts, then Compaq may not terminate this Agreement under this Section 7.1(h) prior to sixty (60) days following the receipt of written notice from Compaq to HP of such breach, PROVIDED that HP continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that Compaq may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by HP is cured within such sixty (60) day period);

                (i) by HP, upon a breach of any representation, warranty, covenant or agreement on the part of Compaq set forth in this Agreement, or if any representation or warranty of Compaq shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Compaq's representations and warranties or breach by Compaq is curable by Compaq prior to the End Date through the exercise of reasonable efforts, then HP may not terminate this Agreement under this Section 7.1(i) prior to the End Date sixty (60) days following the receipt of written notice from HP to Compaq of such breach, PROVIDED that Compaq continues to exercise all reasonable efforts to cure such breach through such sixty (60) day period (it being understood that HP may not terminate this Agreement pursuant to this paragraph (i) if it shall have materially breached this Agreement or if such breach by Compaq is cured within such sixty (60) day period);

                (j) by HP, if a Material Adverse Effect on Compaq shall have occurred since the date hereof; and

                (k) by Compaq, if a Material Adverse Effect on HP shall have occurred since the date hereof.

      For the purposes of this Agreement, a "TRIGGERING EVENT," with respect to a party hereto, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the other party hereto its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Prospectus/Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger,
(iii) its Board of Directors fails to
reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within ten (10) calendar days after the other party hereto requests in writing that such recommendation be reaffirmed, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, or (v) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with the other party hereto and it shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of such party recommends rejection of such tender or exchange offer.

      7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3 FEES AND EXPENSES.

                (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that HP and Compaq shall share equally (i) all fees and expenses, other than attorneys' and accountants' fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing and filing (with the SEC) of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, the Form CO filed with the European Commission under the EC Merger Regulation and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a).

                (b) PAYMENTS.

                        (i) PAYMENT BY COMPAQ. In the event that this Agreement is terminated by HP or Compaq, as applicable, pursuant to Sections 7.1(b), (e), or (f), Compaq shall promptly, but in no event later than two (2) business days after the date of such termination, pay HP a fee equal to six hundred seventy five million dollars ($675,000,000.00) in immediately available funds (the "COMPAQ TERMINATION FEE"); PROVIDED, that in the case of termination under
Section 7.1(b) or 7.1(e): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to Compaq and (1) within twelve (12) months following the termination of this Agreement an Acquisition (as defined in Section 7.3(b)(iv)) of Compaq is consummated or (2) within twelve (12) months following the termination of this Agreement Compaq enters into an agreement providing for an Acquisition of Compaq and an Acquisition of Compaq is consummated within twenty-four (24) months of the termination of this Agreement and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of Compaq.

                        (ii) PAYMENT BY HP. In the event that this Agreement is terminated by HP or Compaq, as applicable, pursuant to Sections 7.1(b), (d), or
(g), HP shall promptly, but in no event later than two (2) business days after the date of such termination, pay Compaq a fee equal to six hundred seventy five million dollars ($675,000,000.00) in immediately available funds (the "HP TERMINATION FEE"); PROVIDED, that in the case of termination under Section 7.1(b) or 7.1(d): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to HP and (1) within twelve
(12) months following the termination of this Agreement an Acquisition of HP is consummated or (2) within twelve (12) months following the termination of this Agreement HP enters into an agreement providing for an Acquisition of HP and an Acquisition of HP is consummated within twenty-four (24) months following the termination of this Agreement; and (B) such payment shall be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition of HP.

                        (iii) INTEREST AND COSTS; OTHER REMEDIES. Each of HP and Compaq acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement; accordingly, if HP or Compaq, as the case may be, fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, the other party hereto makes a claim that results in a judgment against the party failing to pay for the amounts set forth in this
Section 7.3(b), the party so failing to pay shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

                        (iv) CERTAIN DEFINITIONS. For the purposes of this
Section 7.3(b) only, "ACQUISITION," with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the stockholders of the party immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of forty percent (40%) of the aggregate fair market value of the party's business immediately prior to such sale, or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of forty percent (40%) of the voting power of the then outstanding shares of capital stock of the party.

      7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective

Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of HP and Compaq, PROVIDED, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of HP, Merger Sub and Compaq.

      7.5 EXTENSION; WAIVER. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

      8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Compaq, HP and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

      8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                (a)      if to HP or Merger Sub, to:

                         Hewlett-Packard Company
                         3000 Hanover Street
                         Palo Alto, California 94304
                         Attention:  Chief Executive Officer
                         Telephone No.:  (650) 857-1501
                         Telecopy No.:  (650) 852-2977

                         with copies to:

                         Hewlett-Packard Company
                         3000 Hanover Street
                         Palo Alto, California 94304
                         Attention:  General Counsel
                         Telephone No.:  (650) 857-1501
                         Telecopy No.:  (650) 857-4837

                         Wilson Sonsini Goodrich & Rosati
                         Professional Corporation
                         650 Page Mill Road
                         Palo Alto, California 94304-1050
                         Attention: Larry W. Sonsini
                                    Martin W. Korman
                                    Bradley L. Finkelstein
                         Telephone No.:  (650) 493-9300
                         Telecopy No.:  (650) 493-6811

                         Wilson Sonsini Goodrich & Rosati
                         Professional Corporation
                         Lancaster Building WestPark
                         7927 Jones Branch Drive #400
                         McLean, Virgnia 22102-3322
                         Attention: Robert D. Sanchez
                         Telephone No.:  (703) 734-3100
                         Telecopy No.:  (703) 734-3199

                (b)      if to Compaq, to:

                         Compaq Computer Corporation
                         20555 SH 249
                         Houston, Texas 77070
                         Attention: Chief Executive Officer
                         Telephone No.:  (281) 514-8705
                         Telecopy No.:  (281) 518-6807

                         with copies to:

                         Compaq Computer Corporation
                         20555 SH 249
                         Houston, Texas 77070
                         Attention:  General Counsel
                         Telephone No.:  (281) 518-4422
                         Telecopy No.:  (281) 518-6807

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         Four Times Square
                         New York, New York 10036
                         Attention: Roger S. Aaron
                         Telephone No.:  (212) 735-3000
                         Telecopy No.:  (212) 735-2000

                         Skadden, Arps, Slate, Meagher & Flom LLP
                         525 University Avenue, Suite 1100
                         Palo Alto, California 94301
                         Attention: Kenton J. King
                                    Celeste E. Greene
                         Telephone No.:  (650) 470-4500
                         Telecopy No.:  (650) 470-4570

      8.3 INTERPRETATION; KNOWLEDGE.

                (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words "INCLUDE," "INCLUDES" and "INCLUDING," when used herein, shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole. An exception or disclosure made in Compaq Disclosure Letter with regard to a representation of Compaq, or in the HP Disclosure Letter with regard to a representation of HP or Merger Sub, shall be deemed made with respect to any other representation by such party to which such exception or disclosure is clearly relevant.

                (b) For purposes of this Agreement, the term "KNOWLEDGE" means, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer or General Counsel of such party, has actual knowledge of such matter, after inquiry of their respective direct reports.

                (c) For purposes of this Agreement, the term "MATERIAL
ADVERSE EFFECT," when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "EFFECT"), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries (or, if such entity is Compaq, Compaq taken as a whole with its Subsidiaries or HP taken as a whole with its Subsidiaries) or (ii) materially impede the authority of such entity, or, in any case, HP, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements;
PROVIDED, HOWEVER, that, for purposes of clause (i) above, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement,
(B) any Effect resulting from the announcement or pendency of the Merger (provided that the exception in this clause (B) shall not apply to the use of the term "Material Adverse Effect" in Sections 6.2(a) and 6.3(a) with respect to the representations and warranties contained in Section 2.3, Section 2.7(b), Section 2.14, Section
3.3 and Section 3.13), (C) any change in such entity's stock price or trading volume, in and of itself, (D) any failure by such entity to meet published revenue or earnings projections, in and of itself, (E) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States economy generally (which changes in each case do not disproportionately affect such entity in any material respect), (F) any Effect that results from changes affecting general worldwide economic or capital market conditions (which changes in each case do not disproportionately affect such entity in any material respect), or (G) stockholder class action litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

                (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      8.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Compaq Disclosure Letter and the HP Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.11. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Sections 5.9(d), 5.9(e), 5.12(b) and 5.12(c) are statements of intent and no Continuing Employee or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Continuing Employee or other Person is or is intended to be a third-party beneficiary thereof.

      8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE.

                (a) OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

                (b) SPECIFIC PERFORMANCE. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

      8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      8.11 WAIVER OF JURY TRIAL. EACH OF HP, MERGER SUB AND COMPAQ HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF HP, MERGER SUB OR COMPAQ IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.


                                   HEWLETT-PACKARD COMPANY



                                   By:  /s/ Carleton S. Fiorina
                                        ---------------------------------------
                                         Carleton S. Fiorina
                                         Chairman and Chief Executive Officer


                                   HELOISE MERGER CORPORATION



                                   By:  /s/ Robert P. Wayman
                                        ---------------------------------------
                                         Robert P. Wayman
                                         President


                                   COMPAQ COMPUTER CORPORATION



                                   By:  /s/ Michael D. Capellas
                                        ---------------------------------------
                                         Michael D. Capellas
                                         Chairman and Chief Executive Officer










                 ****AGREEMENT AND PLAN OF REORGANIZATION****